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FROM:  LONE STAR STEAKHOUSE & SALOON, INC.
       224 East Douglas, Suite 700
       P.O. Box 12726
       Wichita, Kansas 67277

       Rubenstein Associates, Inc.
       Public Relations - Tel:  212-843-8050/212-843-8054
       Contact:  Robert Solomon/John Henderson
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                              FOR IMMEDIATE RELEASE

          LONE STAR STEAKHOUSE & SALOON, INC. ANNOUNCES COMMENCEMENT OF
                      MODIFIED DUTCH AUCTION TENDER OFFER


      WICHITA, KANSAS, May 17, 2002 - Lone Star Steakhouse & Saloon, Inc. ("Lone Star") (Nasdaq National Market: STAR) announced today that it is commencing its previously announced modified Dutch auction tender offer for 4,000,000 shares of its common stock at a price per share of $20.50 to $22.50.

      Under the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within the $20.50 to $22.50 price range. Based on the number of shares tendered and the prices specified by the tendering shareholders, Lone Star will determine the lowest per share price within the range that will enable it to purchase 4,000,000 shares, or such lesser number of shares that are properly tendered. If holders of more than 4,000,000 shares properly tender their shares at or below the determined price per share, Lone Star will purchase shares tendered by the holders, at the determined price per share, on a pro rata basis. Shareholders whose shares are purchased in the tender offer will be paid the determined purchase price net in cash, without interest, after the expiration of the offer period. The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer is subject to a
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number of other terms and conditions specified in the offer to purchase that is being distributed to shareholders.

      The tender offer will expire at 5:00 p.m. New York City time, on Friday, June 14, 2002, unless extended by Lone Star.

      Jamie B. Coulter, Chief Executive Officer of Lone Star, has been advised by his tax advisors that any sale of shares of Lone Star in connection with the Offer by Mr. Coulter to Lone Star would likely result in the proceeds being subject to tax at ordinary income tax rates. Therefore, the previously announced agreement between Lone Star and Mr. Coulter to purchase shares of Lone Star from Mr. Coulter has been terminated. Assuming the tender offer is fully subscribed, Lone Star will have purchased an aggregate of approximately 16% of its outstanding shares of common stock.

      The dealer manager for the tender offer is UBS Warburg LLC. The information agent is Innisfree M&A Incorporated. None of Lone Star, its Board of Directors, the dealer manager and the information agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Lone Star.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF LONE STAR COMMON STOCK. THE TENDER OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.


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INVESTORS ARE URGED TO READ LONE STAR'S TENDER OFFER STATEMENT ON SCHEDULE TO
FILED WITH THE SEC IN CONNECTION WITH THE TENDER OFFER, WHICH INCLUDES AS EXHIBITS THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE STATEMENT WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. EACH OF THESE DOCUMENTS HAS BEEN OR WILL BE FILED WITH THE SEC, AND INVESTORS MAY OBTAIN THEM FOR FREE FROM THE SEC AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, BY DIRECTING SUCH REQUEST TO: INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, TELEPHONE (888) 750-5834 (BANKERS AND BROKERS CALL COLLECT: (212) 750-5833). SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

      Lone Star Steakhouse & Saloon, Inc. owns and operates a chain of 249 domestic and 25 international Lone Star Steakhouse & Saloon restaurants. The Company also owns and operates 5 Del Frisco's Double Eagle Steak Houses and 15 Sullivan's Steakhouses.


This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the assumptions underlying the forward-looking statements contained herein, including the development plans of the Company, are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


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